                             NEW WORLD COFFEE, INC.
                             ----------------------
                                   EXHIBIT 11
                                   ----------
                   STATEMENT OF COMPUTATION OF LOSS PER SHARE
                   ------------------------------------------

                                                                    1994                 1995
HISTORICAL LOSS PER SHARE:
 Net loss................................................       $(755,106)             $(2,901,557)
 Excess fair value of consideration over carrying amount
 of Redeemable Series C Preferred Stock..................            ----                 (887,250)
                                                               -----------           --------------
     Net loss available to
      common stockholders................................        (755,106)              (3,788,807)
 Weighted average shares outstanding:
     Common stock........................................       1,186,030                1,213,726
     Stock options(1)....................................         117,329                   87,996
     Warrants(1).........................................         129,587                   97,190
                                                               -----------           --------------
                                                                1,432,946                1,398,912
                                                               -----------           --------------
Historical net loss
 per share...............................................          $(.53)                   $(2.71)
                                                               -----------           --------------

PRO FORMA LOSS PER SHARE:
 Net loss................................................                              $(2,901,577)
                                                                                     --------------
 Excess fair value of consideration over carrying amount
 of Redeemable Series C Preferred Stock                                                   (887,250)
     Net loss available to common stockholders...........                               (3,788,807)
                                                                                     --------------
 Weighted average shares outstanding:
     Common Stock........................................                                1,213,726
     Convertible Preferred Stock
     Series A............................................                                  169,795
     Series B............................................                                  464,618
     Series C............................................                                  153,841
     Stock options(1)....................................                                   87,996
     Warrants(1).........................................                                2,187,166
                                                                                     --------------
Pro Forma net loss per share.............................                                   $(1.73)
                                                                                     ==============

(1) Options and warrants for 172,750 and 130,058, respectively, were granted at prices below the initial public offering price of $5.50. The dilutive effect of these options have been included in the loss per share calculation using the treasury stock method in accordance with SAB
       No. 83.

                                OPTIONS            WARRANTS
                             -------------   ---------------------
Options issued within one
 year of initial
 registrations statement
 filing                            172,750                 130,058
                                ----------             -----------
Proceeds from exercise          $  304,816                $  2,590
Expected initial
  public offering price           /   5.50                /   5.50
                                ----------             -----------
    Treasury stock                  55,421                     471
                                ----------             -----------
Incremental shares                 117,329                 129,587
                                ----------             -----------

For the year ended December 31, 1995, options and warrants have been included in the earnings per share calculation for the period January 1, 1995 to October 1, 1995, pursuant to SAB No. 83. Thereafter they have been included in the calculation pursuant to APB No. 15, and accordingly, are anti-dilutive.